Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On August 1, 2023, John Bean Technologies Corporation ("JBT" or the "Company") completed the previously announced sale (the "AeroTech Sale") of JBT AeroTech Corporation, a wholly-owned subsidiary of the Company ("AeroTech"), and certain related assets and liabilities to Oshkosh Corporation, a Wisconsin corporation ("Purchaser"). The AeroTech Sale was completed pursuant to the Stock and Asset Purchase Agreement (the "Purchase Agreement"), dated May 26, 2023, by and among the Company, AeroTech, and Purchaser to sell AeroTech and certain related assets and liabilities for a base purchase price of $800 million, subject to certain adjustments as set forth in the Purchase Agreement.

In connection with the closing of the AeroTech Sale, the Company and Purchaser have entered into a Transition Services Agreement (the "TSA"), for the provision of information technology related services for 12 months with options for extensions up to another 6 months, and other services for up to 6 months to support the transition of the AeroTech business, subject to the terms and conditions set forth therein. The impact of the service agreements on the Company's financial results is not expected to be significant.

The AeroTech Sale is considered a significant disposition for purposes of Item 2.01. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial statements in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 "Amendments to Financial Disclosures about Acquired and Disposed Businesses,". Such unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial information. In addition, the AeroTech Sale met the held-for-sale and discontinued operations accounting criteria at the end of the second quarter of fiscal year 2023.

The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2023, and for the fiscal years ended December 31, 2022, 2021, and 2020 give effect to the AeroTech Sale as if it had occurred on January 1, 2020, the beginning of the earliest period presented. The AeroTech segment was classified as a discontinued operation within the Company's historical condensed consolidated statement of income for the six months ended June 30, 2023, and as a result a pro forma transaction accounting adjustment to reflect discontinued operations treatment was not needed to present pro forma continuing operations for the six months ended June 30, 2023. The unaudited pro forma condensed consolidated balance sheet gives effect to the AeroTech Sale as if it had occurred on June 30, 2023.

The unaudited pro forma condensed consolidated financial statements also give effect to other transactions associated with the AeroTech Sale, as if they had occurred as of January 1, 2022 for the condensed consolidated statements of income and as of June 30, 2023 for the condensed consolidated balance sheet, including:

•Voluntary repayment of revolving debt using a portion of the proceeds from the Sale;

•Non-recurring transaction costs and other non-recurring costs related to the Sale;

•The TSA; and

•The income tax impact of the pro forma adjustments.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes. The unaudited pro forma condensed consolidated financial information was derived from and should be read in conjunction with the following historical consolidated financial statements:

•The historical audited consolidated financial statements of JBT for the fiscal years ended December 31, 2022, 2021, and 2020, and the related notes, included in JBT's Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

•The historical unaudited condensed consolidated financial statements of JBT as of and for the six months ended June 30, 2023, and the related notes, included in JBT's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023.

•The risks described under "Special Note About Forward-Looking Statements" and under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and any updates to those risks or new risks contained in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

The unaudited pro forma condensed consolidated financial information set forth below has been prepared for illustrative purposes only in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended. The unaudited pro forma condensed consolidated financial information is based on various adjustments and assumptions and is not necessarily indicative of what JBT's consolidated statements of income or consolidated balance sheets actually would have been had the AeroTech Sale been completed as of the dates indicated or will be for any future periods. The pro forma financial statements do not purport to project the future financial position or operating results of JBT following the AeroTech Sale. The unaudited pro forma condensed consolidated financial information does not include adjustments to reflect any potential synergies or dis-synergies that may result from the AeroTech Sale.

JOHN BEAN TECHNOLOGIES CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the period ended June 30, 2023
(Unaudited)

(In millions, except per share data)	Historical Consolidated (a)	AeroTech Sale (b)	JBT Continuing Operations	Transaction Adjustments	Notes	Pro Forma JBT
Revenue	$816.2	$—	$816.2	$—		$816.2
Operating expenses:
Cost of products	537.9	—	537.9	—		537.9
Selling, general and administrative expense	207.4	—	207.4	—		207.4
Operating income	70.9	—	70.9	—		70.9
Pension expense, other than service cost	0.4	—	0.4	—		0.4
Net interest expense	13.6	—	13.6	(10.3)	(k)	3.3
Income from continuing operations before income taxes	56.9	—	56.9	10.3		67.2
Income tax provision	12.8	—	12.8	2.6	(l)	15.4
Income from continuing operations	$44.1	$—	$44.1	$7.7		$51.8

Basic earnings per share from:
Continuing operations	$1.38		$1.38			$1.62
Diluted earnings per share from:
Continuing operations	$1.37		$1.37			$1.61

Weighted average shares outstanding
Basic	32.0		32.0			32.0
Diluted	32.1		32.1			32.1

JOHN BEAN TECHNOLOGIES CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2023
(Unaudited)

(In millions)	Historical Consolidated (a)	AeroTech Sale (b)	JBT Continuing Operations	Transaction Adjustments	Notes	Pro Forma JBT
Assets:
Current assets:
Cash and cash equivalents	$42.8	$—	$42.8	$507.8	(c) (d) (i) (j)	$550.6
Trade receivables, net of allowances	213.3	—	213.3	—		213.3
Contract assets	66.3	—	66.3	—		66.3
Inventories	237.2	—	237.2	—		237.2
Other current assets	77.5	—	77.5	—		77.5
Current assets held for sale	249.7	(249.7)	—	—		—
Total current assets	886.8	(249.7)	637.1	507.8		1,144.9
Property, plant and equipment, net	246.6	—	246.6	—		246.6
Goodwill	776.1	—	776.1	—		776.1
Intangible assets, net	410.3	—	410.3	—		410.3
Other assets	182.6	—	182.6	—		182.6
Non-current assets held for sale	85.4	(85.4)	—	—		—
Total assets	$2,587.8	$(335.1)	$2,252.7	$507.8		$2,760.5

Liabilities and Stockholders' Equity:
Current Liabilities:
Short-term debt	$0.9	$—	$0.9	$—		$0.9
Accounts payable, trade and other	137.4	—	137.4	—		137.4
Advance and progress payments	192.1	—	192.1	—		192.1
Other current liabilities	149.9	—	149.9	159.9	(e) (f) (i) (l)	309.8
Current liabilities held for sale	129.7	(129.7)	—	—		—
Total current liabilities	610.0	(129.7)	480.3	159.9		640.2
Long-term debt, less current portion	949.6	—	949.6	(305.4)	(d)	644.2
Accrued pension and other post-retirement benefits, less current portion	28.7	—	28.7	—		28.7
Other liabilities	65.9	—	65.9	—		65.9
Non-current liabilities held for sale	12.4	(12.4)	—	—		—
Stockholders' Equity:
Common stock and additional paid-in capital	219.4	—	219.4	(1.3)	(i)	218.1
Retained earnings	901.5	(193.0)	708.5	654.6	(c) (e) (f) (j) (l)	1,363.1
Accumulated other comprehensive loss	(199.7)	—	(199.7)	—		(199.7)
Total stockholders' equity	921.2	(193.0)	728.2	653.3		1,381.5
Total liabilities and stockholders' equity	$2,587.8	$(335.1)	$2,252.7	$507.8		$2,760.5

JOHN BEAN TECHNOLOGIES CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the year ended December 31, 2022
(Unaudited)

(In millions, except per share data)	Historical Consolidated (a)	AeroTech Sale (b)	JBT Continuing Operations	Transaction Adjustments	Notes	Pro Forma JBT
Revenue	$2,166.0	$(575.7)	$1,590.3	$—		$1,590.3
Operating expenses:
Cost of sales	1,548.7	(484.1)	1,064.6	—		1,064.6
Selling, general and administrative expense	448.9	(52.0)	396.9	(4.4)	(g) (h)	392.5
Operating income	168.4	(39.6)	128.8	4.4		133.2
Pension expense, other than service cost	—	—	—	—		—
Net interest expense	14.2	(1.6)	12.6	(5.5)	(k)	7.1
Income from continuing operations before income taxes	154.2	(38.0)	116.2	9.9		126.1
Income tax provision	23.5	(8.3)	15.2	2.5	(l)	17.7
Income from continuing operations	$130.7	$(29.7)	$101.0	$7.4		$108.4

Basic earnings per share from:
Continuing operations	$4.08		$3.16			$3.39
Diluted earnings per share from:
Continuing operations	$4.07		$3.15			$3.38

Weighted average shares outstanding
Basic	32.0		32.0			32.0
Diluted	32.1		32.1			32.1

JOHN BEAN TECHNOLOGIES CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the year ended December 31, 2021
(Unaudited)

(In millions, except per share data)	Historical Consolidated (a)	AeroTech Sale (b)	Pro Forma JBT
Revenue	$1,868.3	$(467.5)	$1,400.8
Operating expenses:
Cost of sales	1,301.5	(381.8)	919.7
Selling, general and administrative expense	406.7	(50.2)	356.5
Operating income	160.1	(35.5)	124.6
Pension expense, other than service cost	(1.3)	—	(1.3)
Net interest expense	8.7	(1.2)	7.5
Income from continuing operations before income taxes	152.7	(34.3)	118.4
Income tax provision	34.3	(7.5)	26.8
Income from continuing operations	$118.4	$(26.8)	$91.6

Basic earnings per share from:
Continuing operations	$3.70		$2.86
Diluted earnings per share from:
Continuing operations	$3.69		$2.85

Weighted average shares outstanding
Basic	32.0		32.0
Diluted	32.1		32.1

JOHN BEAN TECHNOLOGIES CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the year ended December 31, 2020
(Unaudited)

(In millions, except per share data)	Historical Consolidated (a)	AeroTech Sale (b)	Pro Forma JBT
Revenue	$1,727.8	$(493.3)	$1,234.5
Operating expenses:
Cost of sales	1,194.1	(392.9)	801.2
Selling, general and administrative expense	370.6	(47.8)	322.8
Operating income	163.1	(52.6)	110.5
Pension expense, other than service cost	3.7	—	3.7
Net interest expense	13.9	(1.4)	12.5
Income from continuing operations before income taxes	145.5	(51.2)	94.3
Income tax provision	36.7	(11.9)	24.8
Income from continuing operations	$108.8	$(39.3)	$69.5

Basic earnings per share from:
Continuing operations	$3.40		$2.17
Diluted earnings per share from:
Continuing operations	$3.39		$2.17

Weighted average shares outstanding
Basic	32.0		32.0
Diluted	32.1		32.1

JOHN BEAN TECHNOLOGIES CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The Company's unaudited pro forma condensed consolidated financial information has been compiled from underlying financial statements prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") and in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). They reflect the completed disposition of the AeroTech business segment, including the receipt of base purchase price of $800 million, subject to certain adjustments as set forth in the Purchase Agreement. The unaudited pro forma condensed consolidated financial information should be read in conjunction with:

•The accompanying notes to the unaudited pro forma condensed consolidated financial statements;
•The Company's unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2023; and
•The Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022; and
•The risks described under "Special Note About Forward-Looking Statements" and under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and any updates to those risks or new risks contained in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

Note 2. Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements include the following transaction adjustments:

(a)The Historical Consolidated column in the unaudited pro forma condensed consolidated statements of income for the fiscal years ended December 31, 2022, 2021 and 2020, are derived from JBT's historical consolidated financial statements as reported for the periods presented and do not reflect any adjustments related to the divestiture. The AeroTech segment was classified as a discontinued operation within the Company's historical condensed consolidated statement of income for the six months ended June 30, 2023. The assets and liabilities of AeroTech were classified as held for sale within the Company's historical condensed consolidated balance sheet as of June 30, 2023.

(b)Amounts in the AeroTech Sale column in the unaudited pro forma condensed consolidated statements of income for the fiscal years ended December 31, 2022, 2021 and 2020, reflect AeroTech's underlying historical results of operations net of general corporate overhead costs which were historically allocated to AeroTech but do not meet the requirements to be reported as a component of discontinued operations for the periods presented. These costs include, but are not limited to, information technology, human resources, accounting, procurement, legal and corporate finance. The AeroTech segment was classified as a discontinued operation within the Company's historical condensed consolidated statement of income for the six months ended June 30, 2023, and as a result a pro forma transaction accounting adjustment to reflect discontinued operations treatment was not necessary. Amounts in the AeroTech Sale column also reflect the disposition of the assets, liabilities, and retained earnings of AeroTech as of June 30, 2023, which were previously classified as held for sale.

(c)Reflects the assumed proceeds of $817.6 million from the sale of AeroTech business. The cash proceeds ultimately recognized will change based on post-closing purchase price adjustments as set forth in the Purchase Agreement.

(d)Reflects the assumed voluntary partial repayment of outstanding borrowings under the Company's revolving credit facility using a portion of the net proceeds from the AeroTech Sale.

(e)Reflects estimated tax impact of $141 million on the gain from AeroTech sale resulting in an in increase in Other current liabilities as well as retained earnings.

(f)Reflects following adjustments to Other current liabilities:
i.accrual of $14.9 million for the estimated transaction costs in relation to the completion of AeroTech Sale incurred after June 30, 2023.

ii.accrual of $10 million for information technology separation costs in relation to the AeroTech sale. This accrual represents an estimate for the costs that are likely to be incurred to separate the AeroTech information technology infrastructure and applications in support of its future integration with the Purchaser.
iii.accrual of $2.2 million for additional disposition costs incurred after June 30, 2023, but prior to completion of AeroTech sale. Disposition costs primarily relate to transactional advisory, legal, and other professional fees incurred in relation to the AeroTech Sale.

(g)In connection with the AeroTech Sale, the Company and the Purchaser have entered into a Transition Services Agreement (the "TSA") for the provision of information technology related services for 12 months and of other services for up to 6 months to support the transition of the AeroTech business, subject to the terms and conditions set forth therein. In addition, the TSA agreement provides the Purchaser options to extend the term for information related services for up to another 6 months. For services provided, a pro forma adjustment of $6.1 million recognizing the estimated maximum negotiated fixed fee income for the initial 12 month TSA period was included as an adjustment in Selling, general and administrative expense.

(h)Subsequent to August1, 2023, the company anticipates it will incur non-recurring costs of approximately $1.7M. Additionally, there are recurring costs which are included in our continuing operations that are required to complete the AeroTech separation and to support the TSA activities. The non-recurring costs of approximately $1.7 million have been reflected as Selling, general, and administrative expense for the fiscal year December 31, 2022.

(i)Reflects assumed cash payments to settle the management incentive bonus of $0.7 million recorded as reduction of Other current liabilities and long-term incentive obligations of $1.3 million owed to AeroTech employees.
(j)Reflects assumed cash payments of $2.4 million in relation to the retention and incentive bonus owed to certain AeroTech employees in relation to the completion of the AeroTech sale.

(k)Reflects the reduction in interest expense to give effect to the estimated repayment of debt from the net proceeds for the AeroTech Sale for all the periods presented.

(l)Reflects the tax impact associated with the transaction adjustments at the applicable statutory income tax rates in effect within the respective tax jurisdictions during the periods presented.